Exhibit 99.2

ENGAGED CAPITAL, LLC

610 Newport Center Drive, Suite 250

Newport Beach, CA 92660

November 17, 2021

BY EMAIL AND REGISTERED MAIL

Quotient Technology Inc.

1260 East Stringham Avenue, Suite 600
Salt Lake City, Utah 84106

Attn: John Platz

Re:	Exemption Request Pursuant to Section 32 of Quotient Technology Inc.’s Tax Benefits Preservation Plan

Dear Mr. Platz:

On November 12, 2021, Quotient Technology Inc., a Delaware corporation (the “Company”), disclosed in a Form 8-K that its Board of Directors (the “Board”) had adopted a tax benefits preservation plan, dated as of November 11, 2021 (the “Plan”), between the Company and American Stock Transfer & Trust Company, LLC, as rights agent. The Plan generally prohibits stockholders from acquiring 4.9% or more of the Company’s outstanding shares of common stock, $0.00001 par value per share (“Common Stock”), subject to certain exceptions. The Plan was adopted by the Board purportedly to protect against a possible limitation on the Company’s ability to use its net operating losses (the “NOLs”) and certain other tax attributes to reduce potential future U.S. federal income tax obligations. Except as otherwise indicated, capitalized terms used herein but not otherwise defined have the meanings provided in the Plan.

Engaged Capital Flagship Master Fund, LP (“Engaged Capital Flagship Master”), Engaged Capital Flagship Fund, LP (“Engaged Capital Fund”), Engaged Capital Flagship Fund, Ltd. (“Engaged Capital Offshore”), Engaged Capital, LLC (“Engaged Capital”), Engaged Capital Holdings, LLC (“Engaged Holdings”) and Glenn W. Welling (each a “Requesting Person” and collectively, the “Requesting Persons” or “we”) currently beneficially own (within the meaning of Rule 13d-3 of the Exchange Act) in the aggregate 6,107,150 shares of Common Stock, representing approximately 6.5% of the Company’s outstanding shares of Common Stock. With our last purchase occurring on November 10, 2021, we are not an Acquiring Person under the Plan.

Pursuant to Section 32 of the Plan, the Requesting Persons hereby request an exemption to be granted by the Board under the Plan to allow the Requesting Persons to acquire beneficial ownership in the aggregate of up to 9.99% of the then outstanding shares of Common Stock, representing a maximum of 9,432,723 shares of Common Stock in the aggregate based on the current number of outstanding shares as disclosed by the Company, to be acquired at any time up to and including November 17, 2022.

In accordance with Section 32 of the Plan, below please find certain information required to be provided by and with respect to the Requesting Persons in connection with an Exemption Request.

a.	The name, address and telephone number of the Requesting Persons:
Name	Address	Telephone Number

Engaged Capital Flagship Master	c/o Conyers Trust Company (Cayman) Limited Cricket Square, Hutchins Drive P.O. Box 2681 Grand Cayman KY1-1111, Cayman Islands	(949) 734-7900

Engaged Capital Fund	610 Newport Center Drive, Suite 250 Newport Beach, California 92660	(949) 734-7900

Engaged Capital Offshore	c/o Conyers Trust Company (Cayman) Limited Cricket Square, Hutchins Drive P.O. Box 2681 Grand Cayman KY1-1111, Cayman Islands	(949) 734-7900

Engaged Capital	610 Newport Center Drive, Suite 250 Newport Beach, California 92660	(949) 734-7900

Engaged Holdings	610 Newport Center Drive, Suite 250 Newport Beach, California 92660	(949) 734-7900

Glenn W. Welling	610 Newport Center Drive, Suite 250 Newport Beach, California 92660	(949) 734-7900

b.	The number and percentage of shares of Common Stock then Beneficially Owned by the Requesting Persons:
Name	Beneficial Ownership	Ownership Percentage[1]

Engaged Capital Flagship Master	5,636,142 shares of Common Stock owned directly	Approximately 6.0%

Engaged Capital Fund	5,636,142 shares of Common Stock (consisting of shares of Common Stock owned directly by Engaged Capital Flagship Master)	Approximately 6.0%

Engaged Capital Offshore	5,636,142 shares of Common Stock (consisting of shares of Common Stock owned directly by Engaged Capital Flagship Master)	Approximately 6.0%

Engaged Capital	6,107,150 shares of Common Stock (consisting of 5,636,142 shares of Common Stock owned directly by Engaged Capital Flagship Master and 471,008 shares of Common Stock held in an account separately managed by Engaged Capital (the “Engaged Capital Account”))	Approximately 6.5%

Engaged Holdings	6,107,150 shares of Common Stock (consisting of 5,636,142 shares of Common Stock owned directly by Engaged Capital Flagship Master and 471,008 shares of Common Stock held in the Engaged Capital Account)	Approximately 6.5%

Glenn W. Welling	6,107,150 shares of Common Stock (consisting of 5,636,142 shares of Common Stock owned directly by Engaged Capital Flagship Master and 471,008 shares of Common Stock held in the Engaged Capital Account)	Approximately 6.5%

1 Based on 94,421,658 shares of Common Stock outstanding as reported in the Company’s Form 10-Q filed with the Securities and Exchange Commission on November 5, 2021.

Each of Engaged Capital Fund and Engaged Capital Offshore, as feeder funds of Engaged Capital Flagship Master, may be deemed to beneficially own the 5,636,142 shares of Common Stock owned by Engaged Capital Flagship Master. Engaged Capital, as the general partner and investment adviser of Engaged Capital Flagship Master and the investment adviser of the Engaged Capital Account, may be deemed to beneficially own the 6,107,150 shares of Common Stock owned in the aggregate by Engaged Capital Flagship Master and held in the Engaged Capital Account. Engaged Holdings, as the managing member of Engaged Capital, may be deemed to beneficially own the 6,107,150 shares of Common Stock owned in the aggregate by Engaged Capital Flagship Master and held in the Engaged Capital Account. Mr. Welling, as the Founder and Chief Investment Officer of Engaged Capital and sole member of Engaged Holdings, may be deemed to beneficially own the 6,107,150 shares of Common Stock owned in the aggregate by Engaged Capital Flagship Master and held in the Engaged Capital Account.

c.	A reasonably detailed description of the transaction or transactions by which the Requesting Persons would propose to acquire Beneficial Ownership of shares of Common Stock, the maximum number and percentage of shares of Common Stock that the Requesting Persons propose to acquire and the proposed tax treatment thereof:

The Requesting Persons are requesting an exemption to acquire Beneficial Ownership in the aggregate of up to 9.99% of the then outstanding shares of Common Stock, representing a maximum of 9,432,723 shares of Common Stock in the aggregate based on the current number of outstanding shares as disclosed by the Company, with such shares to be acquired at any time up to and including November 17, 2022. The Requesting Persons expect to acquire such shares through open market purchases and expect to use their respective working capital for such purchases. The anticipated transactions would be taxable.

The Requesting Persons understand the need to appropriately protect the Company’s NOLs and other tax benefits and that the Company’s ability to utilize these tax benefits would be substantially limited if it were to experience an “ownership change” as defined under Section 382 of the Internal Revenue Code of 1986, as amended. However, the Requesting Persons do not believe the above described acquisitions will limit or impair in any way the availability to the Company of the NOLs or any other tax benefits. To the extent that the Board does not promptly consider and grant this Exemption Request, our belief that the Plan was adopted as an anti-takeover measure intended to insulate the current Board from the influence of the Company’s stockholders will be confirmed.

d.	A commitment by the Requesting Persons that such Requesting Persons will not acquire Beneficial Ownership of any additional shares of Common Stock prior to such time as the Board has responded to, or is deemed to have responded to, the Exemption Request pursuant to Section 32 of the Plan:

The Requesting Persons hereby commit not to acquire Beneficial Ownership of any additional shares of Common Stock prior to such time as the Board has responded to, or is deemed to have responded to, the Exemption Request pursuant to Section 32 of the Plan.

We appreciate your prompt consideration in granting this Exemption Request and believe that the 30 calendar day period allowed in the Plan for the Board’s response is wholly unnecessary. Accordingly, we respectfully request a response no later than 9:00 a.m. Eastern Time on December 1, 2021. If you have any questions, please contact the undersigned as soon as possible (with a copy to our counsel, Olshan Frome Wolosky LLP, Attention: Steve Wolosky, telephone (212) 451-2333, email: swolosky@olshanlaw.com and Ryan Nebel, telephone (212) 451-2279, email: rnebel@olshanlaw.com).

Sincerely,

/s/ Glenn W. Welling

Glenn W. Welling

Founder and Chief Investment Officer

Engaged Capital, LLC

On behalf of:

Engaged Capital Flagship Master Fund, LP;
Engaged Capital Flagship Fund, LP;
Engaged Capital Flagship Fund, Ltd.;
Engaged Capital, LLC;
Engaged Capital Holdings, LLC; and
Glenn W. Welling

cc:	Board of Directors, Quotient Technology Inc. Kai Liekefett, Sidley Austin LLP Derek Zaba, Sidley Austin LLP Steve Wolosky, Olshan Frome Wolosky LLP Ryan Nebel, Olshan Frome Wolosky LLP